UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2010

The Finish Line, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-20184	35-1537210
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3308 North Mitthoeffer Road, Indianapolis, Indiana		46235
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-899-1022

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Revised Outside Director Compensation

On July 22, 2010, the Board of Directors of The Finish Line, Inc. (the “Company”) approved revisions to the compensation structure for the Company’s outside directors. Under these revisions, upon the commencement of service on the Board a new outside director shall remain eligible to receive a grant of the Company’s shares valued at $30,000, thereafter each outside director is eligible to receive an annual grant of Company shares valued at $80,000 for continued service (representing an increase of $40,000 compared to the prior compensation structure). The annual grant to a newly appointed outside director shall now remain subject to a minimum length of service on the Board of at least 90 days. The cash fee component for outside directors shall now consist of an annual retainer in the amount of $35,000 (representing an increase of $15,000 compared to the prior compensation structure). Each outside director shall receive a cash fee of $2,000 per Board meeting attended (representing a decrease of $500 compared to the prior compensation structure). Each outside director will continue to receive a fee of $1,000 for attending any non-regularly scheduled Board meeting. For those outside directors that are also members of a Board committee, a cash fee of $1,500 shall remain payable per each such committee meeting attended, which is unchanged form the prior compensation structure. The Chairman of the Audit Committee shall now receive an annual cash fee of $15,000 (representing an increase of $5,000 compared to the prior compensation structure), the Chairman of the Compensation Committee shall receive an annual cash fee of $10,000 (representing an increase of $4,000 compared to the prior compensation structure), and the Chairman of the Governance & Nominating Committee shall receive an annual cash fee of $7,500 (representing an increase of $1,500 compared to the prior compensation structure). These revisions became effective on July 22, 2010 upon adoption by the Company’s Board of Directors.

Retirement and Appointment of Directors

As previously reported, Mr. Alan H. Cohen has retired as Chairman of the Board of Directors of the Company effective as of the conclusion of the annual meeting of shareholders held on July 22, 2010. Mr. Cohen who is a co-founder of the Company, served as Chairman of the Board since 1982. He also served as the Company’s Chief Executive Officer from 1982 to 2008 and as its President from 1982 to 2003.

Also as previously reported, effective as of July 22, 2010, Mr. Glenn Lyon, the Company’s current Chief Executive Officer, has succeeded Mr. Cohen as Chairman of the Board. Mr. Lyon joined the Company in 2001, and served as President and Chief Merchandising Officer from 2003 through 2007. He has been Chief Executive Officer since December 2008. Mr. Lyon has served in leading executive positions in the retail and apparel industry for over 20 years, and has over 37 years of overall experience in the retail industry. Mr. Lyon did not enter into any plan, contract, or arrangement to receive any additional compensation for his service as Chairman other than what he is already entitled to under his previously disclosed employment agreement (a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 31, 2008 and incorporated by reference herein) and the Company’s other executive compensation plans.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders on July 22, 2010, at which the Company’s shareholders voted on the following proposals:

(i)	The election of three Class III directors to serve on the Company’s Board of Directors until the Company’s 2013 annual meeting of shareholders:

Director	For	Withheld	Broker Non-Votes
Stephen Goldsmith	60,584,639	1,100,482	1,100,482
Catherine A. Langham	61,404,701	280,420	5,918,920
Norman H. Gurwitz	61,370,916	314,205	5,918,920

(ii) A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending February 26, 2011:

For	Against	Abstain
66,264,670	1,261,290	78,081

Item 8.01 Other Events.

On July 22, 2010, the Company announced a cash dividend of $0.04 per share of the Company’s Class A and Class B common stock. The cash dividend will be payable on September 13, 2010 to shareholders of record as of August 27, 2010. Information regarding the dividend is included in the copy of the press release attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release issued July 22, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Finish Line, Inc.

July 23, 2010	By:	Edward W. Wilhelm

Name: Edward W. Wilhelm
Title: Executive Vice President, Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued July 22, 2010